EXHIBIT 99.1

Altair Nanotechnologies Reports 2008 Financial Results

RENO, Nev. – March 11, 2009 -- Altair Nanotechnologies, Inc. (Altairnano) (Nasdaq: ALTI), a provider of energy storage systems for clean, efficient power and energy management, today reported financial results for the year ended December 31, 2008.

For the year ended December 31, 2008, the Company reported revenues of $5.7 million, down from $9.1 million for 2007. The net loss was $29.1 million, or 34 cents per share, compared to a net loss of $31.5 million, or 45 cents per share, for 2007. The basic and diluted weighted average shares outstanding for the year were 85.9 million compared to 71.0 million reported in 2007.

Operating expenses of $35.9 million for 2008 were $6.3 million less than the operating expenses of $42.2 million for 2007.  The decrease in operating expenses was primarily a result of the lower cost of product sales in 2008 associated with the lower volume of business.  The Company also disclosed that as a result of the Company not achieving its 2008 financial targets, no bonuses were paid to middle and senior level managers.  Additionally due to the overall adverse economic environment no general or cost of living salary increases were given to employees for 2009.  The Company’s normal practice is to provide cost of living increases at the beginning of each year.

 “The markets for clean energy storage systems for power-dependent applications within smart-grid, renewable integration, military, and transportation are developing,” said Dr. Terry Copeland, president and CEO of Altairnano.  “However, there is no question that current economic conditions have delayed purchasing decisions.  On a positive note, several sections of the 2009 American Recovery and Reinvestment Act are directed at those very markets and we anticipate those funds will help accelerate the adoption of advanced energy storage systems.”

The Company’s cash and cash equivalents decreased by $22.1 million, from $50.2 million at December 31, 2007 to $28.1 million at December 31, 2008. This is due primarily to net cash used in operations of approximately $30.1 million, purchases of property and equipment of approximately $3.0 million, and the payment of notes payable of $0.8 million. This decrease was partially offset by the receipt of proceeds resulting from the issuance of common shares to a single investor, the exercise of stock options and warrants, and recovery of short swing profits of approximately $11.8 million.

Net cash consumed by the Company was $22.1 million in 2008. In the first quarter earnings call, management stated that the $14.6 million of cash consumed in the first quarter was unacceptable and that it would take immediate steps to lower that burn rate to a figure closer to $2.0 million per month by the second half of the year.  Excluding the $10 million additional investment from Al Yousuf LLC in the fourth quarter, the Company’s second half burn rate averaged $1.62 million per month, considerably better than the target. Management intends to maintain this level of vigilance going forward.

As previously announced, during the fourth quarter Altairnano entered into a purchase and settlement agreement with Al Yousuf, LLC for a $10 million private placement of its common stock and release of its potential breach of contract and other claims related to its 2007 $40 million investment. Under the 2007 purchase agreement, Altairnano made certain representations and warranties related to its inventory, warranty reserve and similar matters that were affected by the write-offs and warranty offers announced in March 2008.  Under the terms of this 2008 agreement, the company also expanded its Board of Directors and appointed Eqbal Al Yousuf as the eighth director. Following its 2009 annual meeting, Altairnano intends to expand its Board to nine directors and appoint a second nominee of Al Yousuf to that seat.

ALTAIR NANOTECHNOLOGIES REPORTS 2008 THIRD QUARTER FINANCIAL RESULTS

As a result of the substantially deteriorated economic environment during 2008, the Company incurred impairment to various financial assets it owns.  As of December 31, 2007 the Company owns $3.9 million in notes purchased as Auction Rate Securities.  During 2008 the market for these securities essentially shut down and the Company is now faced with holding them until maturity unless the market recovers and resumes normal trading of these securities.  Based on consideration of a number of factors including the strength of the underlying securities that comprise the notes, the bank holding the funds, and the Company’s ability to hold the notes to maturity, a temporary impairment of $1.1 million has been recorded for these securities.  As payment for achieving certain milestones as specified in its contract with Spectrum Pharmaceuticals, the Company is also carrying shares of Spectrum stock with an acquisition price of $1.3 million on its balance sheet.  As a result of ongoing analysis of the strength of this stock during 2008, a temporary impairment of $0.8 million has also been recorded against these securities as of December 31, 2008.  Finally the Company carried Phoenix MC common stock valued at $106,000 as of December 31, 2007 on its books, which has been written down to $18,000 due to an impairment that management believes is other than temporary.

Year End 2008 Conference Call
Altairnano will hold a conference call to discuss its third quarter 2008 results on Wednesday, March 11, 2009 at 11:00 a.m. Eastern Standard Time (EST). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is (719) 325-4765. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

An audio replay of the conference call will be available from 2:00 p.m. EST, Wednesday, March 11, 2009 until Midnight EST, Wednesday, March 18, 2009. It can be accessed by dialing (719) 457-0820 and entering conference number 4939359.

Additionally, the conference call and replay will be available online, and can be accessed by visiting Altairnano's web site, www.altairnano.com.

About Altair Nanotechnologies, Inc.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leader in the creation and delivery of advanced materials and energy storage products. Going beyond lithium ion, Altairnano's Lithium Titanate based battery products are among the highest performing and most scalable, with applications that include battery cells for military artillery, battery packs for hybrid vehicles and energy storage systems for large-scale stationary power services. For more information please visit Altairnano at www.altairnano.com.

ALTAIR NANOTECHNOLOGIES REPORTS 2008 THIRD QUARTER FINANCIAL RESULTS

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that development of any the early-stage products referred to in this release will not be completed for technical, business or other reasons; that any products under development or in the early commercial stages will not perform as expected in future testing or commercial applications; that customers or prospective customers will not use or purchase products as represented to us or otherwise expected; that one or more of the joint development partners or customers may proceed slowly with, or abandon, development or commercialization efforts for any of various reasons, including concerns with the feasibility of the product or the financial viability of continuing with our products or their product; that sales of commercialized Altairnano products may not reach expected levels for one or more reasons, including the failure of end products to perform as expected or the introduction of a superior product; that costs associated with the proposed products may exceed revenues; and that, due to unexpected expenses not accompanied by offsetting revenue, the Company’s use of cash in its operations may exceed budgeted levels.  In general, Altairnano is, and expects to be in the immediate future, dependent upon funds generated from sales of securities, grants, testing agreements, and licensing agreements to fund its testing, development and ongoing operations. In addition, other risks are identified in the Company's most recent Annual Report on Form 10-K filed with the SEC. Such forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Company expectations or results or any change in events.

For Additional Information:

Institutional Investors:	Media Relations:
C. Robert Pedraza	Jeff Brunnings
VP Strategy and Corporate Development	Director of Marketing
Altair Nanotechnologies, Inc.	Altair Nanotechnologies, Inc
775.858.3702	775.858.3725
rpedraza@altairnano.com	mediarelations@altairnano.com

Individual Investors:
Marty Tullio
McCloud Communications, LLC
312.751.3519
marty@mccloudcommunications.com

Tables Follow

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Expressed in United States Dollars)

	December 31,	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$28,088,454	$50,146,117
Accounts receivable, net	954,881	1,317,819
Notes receivable from related party, current portion	-	1,638,510
Product inventories	98,112	-
Prepaid expenses and other current assets	572,046	799,387
Total current assets	29,713,494	53,901,833

Investment in available for sale securities	3,173,703	4,564,814

Property, plant and equipment, net held and used	11,636,732	14,548,837

Property, plant and equipment, net held and not used	2,377,472	-

Patents, net	635,618	720,433

Other assets	534,018	122,718

Total Assets	$48,071,036	$73,858,635

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade accounts payable	$749,063	$7,814,037
Accrued salaries and benefits	1,360,828	2,239,110
Accrued warranty	36,470	2,915,990
Accrued liabilities	764,545	759,664
Current portion of long-term debt	735,740	600,000
Total current liabilities	3,646,646	14,328,781

Long-term debt, less current portion	608,299	1,200,000

Minority interest in subsidiary	1,097,717	1,369,283

Total Liabilities	5,352,662	16,898,064

Commitments and Contingencies

Stockholders' Equity
Common stock, no par value, unlimited shares authorized;
93,143,271 and 84,068,377 shares issued and
outstanding at December 31, 2008 and December 31, 2007	180,105,301	163,780,176
Additional paid in capital	5,377,647	5,489,604
Accumulated deficit	(140,891,974)	(111,823,809)
Accumulated other comprehensive loss	(1,872,600)	(485,400)

Total Stockholders' equity	42,718,374	56,960,571

Total Liabilities and Stockholders' Equity	$48,071,036	$73,858,635

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in United States Dollars)

	Year Ended December 31,
	2008	2007	2006
Revenues
Product sales	$756,949	$4,058,281	$961,380
License fees	-	-	464,720
Commercial collaborations	2,007,072	2,909,650	1,420,151
Contracts and grants	2,962,289	2,140,552	1,477,709
Total revenues	5,726,310	9,108,483	4,323,960
Operating Expenses
Cost of sales – product	182,607	5,163,987	1,034,431
Cost of sales – warranty and inventory reserves	(2,864,837)	6,843,343	-
Research and development	16,908,447	15,443,703	10,077,231
Sales and marketing	2,950,371	2,000,799	1,878,783
Notes receivable extinguishment	1,721,919	-	-
Settlement and release	3,605,294	-	-
General and administrative	10,589,816	10,770,249	7,495,180
Depreciation and amortization	2,758,703	1,953,876	1,519,750
Total operating expenses	35,852,320	42,175,957	22,005,375
Loss from Operations	(30,126,010)	(33,067,474)	(17,681,415)
Other Income (Expense)
Interest expense	(97,091)	(134,254)	(171,500)
Interest income	981,891	1,101,682	654,182
Loss on foreign exchange	(9,820)	(1,292)	(1,550)
Total other income, net	874,980	966,136	481,132

Impairment of Investment	(88,701)	-	-

Loss from continuing operations before minority
interests’ share	(29,339,731)	(32,101,338)	(17,200,283)

Less: Minority interests’ share	271,566	630,717	-

Net Loss	$(29,068,165)	$(31,470,621)	$(17,200,283)

Loss per common share - Basic and diluted	$(0.34)	$(0.45)	$(0.29)

Weighted average shares - Basic and diluted	85,903,712	71,008,505	59,709,487